Exhibit 23.1 Raymond Chabot Grant Thornton LLP Suite 2000 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 T 514-878-2691 Member of Grant Thornton International Ltd rcgt.com Consent of Independent Registered Public Accounting Firm We have issued our reports each dated August 28, 2025, with respect to the consolidated financial statements of IREN Limited and the effectiveness of internal control over financial reporting included in the Annual Report of IREN Limited on Form 10-K for the year ended June 30, 2025. We consent to the incorporation by reference of said reports in the following Registration Statements of IREN Limited:  Registration Statement on Form F-3 (File No. 333-284369), and  Registration Statements on Form S-8 (File Nos. 333-287529, 333-288323, 333- 280518, 333-273071, 333-269201, 333-265949, 333-261320). /s/ Raymond Chabot Grant Thornton LLP Montreal, Québec, Canada August 28, 2025